PGIM PRIVATE CREDIT FUND

c/o PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

If you do not want to sell your shares of beneficial interest at this time, please disregard this notice.

This is simply a notification of the Fund’s repurchase offer.

December 30, 2024

Dear Shareholder:

This letter serves to inform you of important dates relating to a repurchase offer by PGIM Private Credit Fund (the “Fund”). If you are not interested in tendering your shares of beneficial interest in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on December 30, 2024 and end at 11:59 p.m., Eastern Time, on January 28, 2025. The purpose of the tender offer is to provide liquidity to shareholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail to the Fund’s Transfer Agent, PMFS, Attention: PGIM Private Credit Fund, using one of the below options or to your financial advisor as instructed in the Letter of Transmittal:

Regular Mail:

PGIM Investments

PO Box 219929

Kansas City, MO 64121-9929

Overnight Mail:

PGIM Investments

430 W 7th Street, Suite 219929 Kansas City, MO 64105-1407

All Shareholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein. All tenders of Shares must be received in good order by the Fund’s Transfer Agent by 11:59 p.m., Eastern Time, on January 28, 2025.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (844) 753-6354.

Sincerely,

PGIM Private Credit Fund